                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     ------

                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




Date of report (Date of earliest event reported):    December 12, 2003



                                   Coach, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Maryland                         1-16153                      52-2242751
--------------                     ---------                    ------------
  (State of                (Commission File Number)             (IRS Employer
Incorporation)                                               Identification No.)


                    516 West 34th Street, New York, NY 10001
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)



                                 (212) 594-1850
               --------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events.
         ------------

                            Rule 10b5-1 Trading Plan
                            ------------------------

         On December 12, 2003, Lew Frankfort, the Chairman and Chief Executive Officer of Coach, Inc., entered into a trading plan with Goldman, Sachs & Co. Pursuant to this plan, Goldman, Sachs will undertake to sell approximately 565,000 of Mr. Frankfort's shares of Coach common stock at specified intervals; at the end of the program, Mr. Frankfort expects to have increased his overall ownership level by an estimated 480,000 shares to approximately 1,238,000 shares, as described below. This trading plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and complies with Coach's insider trading policy.

         The shares to be sold by Mr. Frankfort under the trading plan will be acquired pursuant to exercises of options to purchase a total of approximately 2,680,000 shares of Coach common stock during the weeks of December 15 and 22, 2003. Net of shares withheld or sold to pay the purchase price and taxes for these exercises, Mr. Frankfort will receive approximately 1,045,000 shares of stock. Figures in this paragraph are based on a price of $35.00 per share, the closing price of Coach common stock on the New York Stock Exchange on December 15, 2003, rounded to the nearest dollar.

         Under the trading plan, Mr. Frankfort will sell pre-determined numbers of these shares at market prices between January and August 2004. These sales will be timed to follow Coach's regular earnings announcements for the second, third and fourth quarters of Coach's fiscal year 2004 (ending on December 27, 2003, March 27, 2004 and July 3, 2004 respectively), subject to certain minimum prices. The trading plan expires on August 26, 2004, unless terminated earlier under certain conditions.

         The purpose of Mr. Frankfort's trading plan is to diversify a portion of his assets in an orderly manner, while still increasing his outright Coach stock ownership through option exercises. After completion in January 2004 of a pre-existing trading plan instituted in June 2003, Mr. Frankfort's ownership of Coach common stock would stand at approximately 758,000 shares. Following Mr. Frankfort's exercise and the sales of shares under the new trading plan, however, Mr. Frankfort expects his ownership level to further increase by about 480,000 shares to approximately 1,238,000 shares (assuming the price of $35.00 per share stated above), reflecting his positive outlook for the company's prospects. Mr. Frankfort also currently holds approximately 118,000 additional shares (not reflected in the totals described above), which he plans to contribute to a newly established charitable foundation and a trust for the benefit of his three children. After the exercise of the options described above, Mr. Frankfort will also continue to hold:

         o options to purchase approximately 4.09 million shares of Coach common stock;

         o        194,000 restricted stock units; and

         o 115,000 deferred stock units, each of which would convert into one share of common stock under Coach's Executive Deferred Compensation Plan.

Item 7.  Exhibits.
         --------
         None

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 16, 2003

                                       COACH, INC.

                                       By: /s/ Carole P. Sadler
                                          ----------------------
                                          Carole P. Sadler
                                          Senior Vice President, General Counsel
                                          and Secretary